AMC NETWORKS INC. REPORTS THIRD QUARTER 2018 RESULTS

Third Quarter Financial Highlights:

•	Net revenues increased 7.5% to $697 million

•	Operating income increased 7.3% to $165 million

•	Adjusted Operating Income[1] increased 5.4% to $211 million

•	Diluted EPS increased 43% to $1.93; Adjusted EPS[1] increased 28% to $2.15

•	Cash Provided by Operating Activities of $193 million and Free Cash Flow[1] of $167 million for the three months ended September 2018

Operational Highlights:

•	Company Continues to Make Significant Progress on Key Strategic Initiatives with the Closing of the Acquisition of RLJ Entertainment

New York, NY - November 1, 2018: AMC Networks Inc. (“AMC Networks” or the “Company”) (NASDAQ: AMCX) today reported financial results for the third quarter ended September 30, 2018.

President and Chief Executive Officer Josh Sapan said: “Today we announced our acquisition of RLJ Entertainment, the company behind the growing streaming services Acorn TV and UMC, which now reach nearly one million subscribers. This acquisition represents a major step forward for AMC Networks as we further diversify our business through direct-to-consumer offerings that we own and control, and through our AMC Studios operation and our international channels business,” said Sapan. “In an evolving media and entertainment marketplace, AMC Networks continues to be very well positioned based on our size, our pricing and our strong content, which includes three of the top five dramas on ad-supported cable, and we remain the most widely available independent programmer among virtual MVPDs. In the third quarter, we delivered solid financial performance and we are on track to meet our 2018 full-year financial targets of total company revenue and adjusted operating income growth.”

Third quarter net revenues increased 7.5%, or $49 million, to $697 million over the third quarter of 2017. The increase in net revenues reflected an increase of 3.5% at National Networks and an increase of 34.6% at International and Other. As discussed in the “Other Matters” section of this release, third quarter results include the impact of $39 million of net revenues related to the acquisition of Levity Entertainment Group (“Levity”). Operating income was $165 million, an increase of 7.3%, or $11 million, versus the prior year period. The operating income increase reflected an increase of 4.7% at National Networks and a decrease of 10.8% in operating loss at International and Other. The improvement in operating income was primarily related to the absence of a $11 million pre-tax loss incurred in third quarter 2017 in connection with the sale of AMC Networks International - Digital Media Center (“AMCNI-DMC”), the Company’s Amsterdam-based media logistics facility. Adjusted Operating Income1 was $211 million, an increase of 5.4%, or $11 million, versus the prior year period. National Networks adjusted operating income increased 5.4% and International and Other adjusted operating income was essentially

1.
See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

flat versus the prior year period. As discussed in the “Other Matters” section of the release, the acquisition of Levity did not have a meaningful impact on operating income or AOI.

For the nine months ended September 30, 2018, net revenues increased 5.8%, or $120 million, to $2.199 billion, operating income increased 5.2%, or $29 million, to $590 million, and adjusted operating income increased 2.0%, or $14 million, to $713 million.

Third quarter net income was $111 million ($1.93 per diluted share), compared with $87 million ($1.35 per diluted share) in the prior year period. Third quarter Adjusted EPS2 was $124 million ($2.15 per diluted share), compared with $108 million ($1.68 per diluted share) in the prior year period. The increase in adjusted EPS was primarily related to an increase in operating income and miscellaneous, net as well as a decrease in diluted shares.

Net income for the nine months ended September 30, 2018 was $374 million ($6.31 per diluted share), compared with $326 million ($4.89 per diluted share) in the prior year period. Adjusted EPS for the nine months ended September 30, 2018 was $401 million ($6.76 per diluted share), compared with $379 million ($5.68 per diluted share) in the prior year period.

For the nine months ended September 30, 2018, net cash provided by operating activities was $472 million, an increase of $198 million versus the prior year period. The increase was primarily the result of a decrease in tax payments and working capital. Free Cash Flow2 for the nine months ended September 30, 2018 was $402 million, an increase of $206 million versus the prior year period. The increase primarily reflects the increase in net cash provided by operating activities as well as a decrease in distributions to noncontrolling interests.

Segment Results

(dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
	2018	2017	Change	2018	2017	Change
Net Revenues:
National Networks	$560,321	$541,442	3.5%	$1,820,638	$1,761,512	3.4%
International and Other	151,772	112,760	34.6%	409,873	330,401	24.1%
Inter-segment eliminations	(15,218)	(6,179)	n/m	(31,428)	(13,156)	n/m
Total Net Revenues	$696,875	$648,023	7.5%	$2,199,083	$2,078,757	5.8%

Operating Income (Loss):
National Networks	$188,107	$179,624	4.7%	$647,965	$640,855	1.1%
International and Other	(16,749)	(18,782)	(10.8)%	(44,899)	(69,222)	(35.1)%
Inter-segment eliminations	(6,759)	(7,488)	n/m	(13,281)	(10,818)	n/m
Total Operating Income (Loss)	$164,599	$153,354	7.3%	$589,785	$560,815	5.2%

Adjusted Operating Income:
National Networks	$210,417	$199,694	5.4%	$715,970	$699,834	2.3%
International and Other	7,511	8,203	(8.4)%	10,761	10,283	4.6%
Inter-segment eliminations	(6,759)	(7,488)	n/m	(13,281)	(10,818)	n/m
Total Adjusted Operating Income	$211,169	$200,409	5.4%	$713,450	$699,299	2.0%

National Networks
National Networks principally consists of the Company’s five nationally distributed programming networks, AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business.

2.
See page 4 of this earnings release for a discussion of non-GAAP financial measures used in this release. This discussion includes the definition of Adjusted Operating Income (Loss), Adjusted EPS and Free Cash Flow.

National Networks revenues for the third quarter 2018 increased 3.5% to $560 million, operating income increased 4.7% to $188 million, and adjusted operating income increased 5.4% to $210 million, all compared to the prior year period.

National Networks revenues for the nine months ended September 30, 2018 increased 3.4% to $1.821 billion, operating income increased 1.1% to $648 million, and adjusted operating income increased 2.3% to $716 million, all compared to the prior year period.

Third quarter revenues reflected a 5.0% increase in distribution revenues to $361 million. The increase in distribution revenues was primarily attributable to an increase in subscription revenue as well as content licensing revenues. Advertising revenues increased 0.9% to $200 million. The increase in advertising revenues principally related to higher pricing partially offset by lower delivery.

Third quarter operating income and adjusted operating income reflected the increase in revenues offset by an increase in operating expenses. The increase in operating expenses was primarily attributable to higher programming expenses. Programming expenses included charges of $11 million in the current year period related to the write-off of programming assets, as compared to charges of $8 million in the prior year period. Operating income also reflected an increase in share-based compensation expense.

International and Other
International and Other principally consists of AMC Networks International, the Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s production services and comedy venues business; and the Company’s owned subscription streaming services, Sundance Now and Shudder.

International and Other revenues for the third quarter of 2018 increased 34.6% to $152 million, operating loss decreased 10.8% to a loss of $17 million, and adjusted operating income decreased $1 million to $8 million, all compared to the prior year period.

International and Other revenues for the nine months ended September 30, 2018 increased 24.1% to $410 million, operating loss decreased 35.1% to a loss of $45 million, and adjusted operating income increased $1 million to $11 million, all compared to the prior year period.

Third quarter revenues primarily reflected $39 million related to the acquisition of Levity.

Third quarter operating loss and adjusted operating income reflected the increase in revenues as well as an increase in operating expenses. The increase in operating expenses were primarily attributable to the acquisition of Levity. The improvement in operating loss also reflects the absence of impairment and related charges of $11 million recorded in the prior year period in connection with AMCNI-DMC.

Other Matters

Stock Repurchase Program

As previously disclosed, in March 2016, the Company announced that its Board of Directors authorized a program to repurchase up to $500 million of its outstanding shares of common stock. In June 2017, the Board of Directors approved an increase of $500 million and in June 2018 the Board of Directors approved an additional increase of $500 million for a total of $1.5 billion authorized under the program. The Company will determine the timing and the amount of any repurchases based on its evaluation of market conditions, share price, and other factors. The stock repurchase program has no pre-established closing date and may be suspended or discontinued at any time. During the third quarter, the Company repurchased approximately 419,000 shares for $25 million. As of October 26, 2018, the Company had $575 million available under its stock repurchase authorization.

Levity Entertainment Group

As previously disclosed, on April 20, 2018, the Company acquired a majority ownership interest in Levity Entertainment Group LLC (“Levity”), a media company that owns and operates comedy venues, operates a talent management business and produces original content for distribution on multiple platforms, including live, digital and linear television. During the third quarter, the Company recorded net revenues, operating income and AOI of $39 million, $1 million and $2 million, respectively, related to Levity. For the period from the acquisition date, April 20, 2018, to September 30, 2018, the Company recorded net revenues, operating income and AOI of $68 million, $2 million and $5 million, respectively, related to Levity.

RLJ Entertainment, Inc.

On October 1, 2018, the Company exercised certain warrants in RLJ Entertainment, Inc. (“RLJE”) and was issued shares in RLJE in exchange for the cancellation of certain debt owed to the Company by RLJE. As a result of the warrant exercises, the Company obtained a 51% controlling interest in RLJE. In addition, on October 31, 2018, the Company closed on its agreement to acquire all of the outstanding shares of RLJE not currently owned by the Company or entities affiliated with Robert L. Johnson for a purchase price of approximately $59 million. As a result of these transactions, RLJE became a privately-owned subsidiary of AMC Networks, with a minority stake held by Robert L. Johnson.

Please see the Company’s Form 10-Q for the period ended September 30, 2018 for further details regarding the above matters.

Description of Non-GAAP Measures

The Company defines Adjusted Operating Income (Loss), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, share-based compensation expense or benefit, impairment and related charges (including gains or losses on sales or dispositions of businesses), and restructuring expense or credit. Because it is based upon operating income (loss), Adjusted Operating Income (Loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. The Company believes that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of the business without regard to the effect of the settlement of an obligation that is not expected to be made in cash.

The Company believes that Adjusted Operating Income (Loss) is an appropriate measure for evaluating the operating performance of the business segments and the Company on a consolidated basis. Adjusted Operating Income (Loss) and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in the industry.

Internally, the Company uses net revenues and Adjusted Operating Income (Loss) measures as the most important indicators of its business performance, and evaluates management’s effectiveness with specific reference to these indicators. Adjusted Operating Income (Loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with U.S. generally accepted accounting principles ("GAAP"). Since Adjusted Operating Income (Loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of Adjusted Operating Income (Loss) to operating income (loss), please see page 8 of this release.

The Company defines Free Cash Flow (“Free Cash Flow”), which is a non-GAAP financial measure, as net cash provided by operating activities less capital expenditures and cash distributions to noncontrolling interests, all of which are reported in our Consolidated Statement of Cash Flows. The Company believes the most comparable GAAP financial measure of its liquidity is net cash provided by operating activities. The Company believes that Free Cash Flow is useful as an indicator of its overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt repayment, investment, and other discretionary and non-discretionary cash uses. The Company also believes that Free Cash Flow is one of several benchmarks used by analysts and investors who follow the industry for comparison of its liquidity with other companies in the industry, although the Company’s measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies. For a reconciliation of Free Cash Flow to net cash provided by operating activities, please see page 9 of this release.

The Company defines Adjusted Earnings per Diluted Share (“Adjusted EPS”), which is a non-GAAP financial measure, as earnings per diluted share excluding the following items: amortization of acquisition-related intangible assets; impairment and related charges (including gains or losses on sales or dispositions of businesses); non-cash impairments of goodwill, intangible and fixed assets and investments; restructuring expense; and gains and losses related to the extinguishment of debt; as well as the impact of taxes on the aforementioned items. The Company believes the most comparable GAAP financial measure is earnings per diluted share. The Company believes that Adjusted EPS is one of several benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although the Company’s measure of Adjusted EPS may not be directly comparable to similar measures reported by other companies. For a reconciliation of Adjusted EPS to earnings per diluted share, please see pages 10-11 of this release.

Forward-Looking Statements

This earnings release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industries in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

Conference Call Information

AMC Networks will host a conference call today at 8:30 a.m. ET to discuss its third quarter 2018 results. To listen to the call, visit http://www.amcnetworks.com or dial 1-877-347-9170, using the following passcode: 9183236.

About AMC Networks Inc.

AMC Networks owns and operates several of cable television’s most recognized brands delivering high quality content to audiences and a valuable platform to distributors and advertisers. The Company manages its business through two operating segments: (i) National Networks, which principally includes AMC, WE tv, BBC AMERICA, IFC and SundanceTV; and AMC Studios, the Company’s television production business; and (ii) International and Other, which principally includes AMC Networks International, the

Company’s international programming business; IFC Films, the Company’s independent film distribution business; Levity Entertainment Group, the Company’s production services and comedy venues business; and the Company’s owned subscription streaming services, Sundance Now and Shudder. For more information on AMC Networks, please visit the Company’s website at
http://www.amcnetworks.com.

Contacts

Investor Relations	Corporate Communications
Seth Zaslow (646) 273-3766	Georgia Juvelis (917) 542-6390
seth.zaslow@amcnetworks.com	georgia.juvelis@amcnetworks.com

AMC NETWORKS INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues, net	$696,875	$648,023	$2,199,083	$2,078,757
Operating expenses:
Technical and operating (excluding depreciation and amortization)	346,398	322,743	1,043,572	956,200
Selling, general and administrative	156,242	138,688	494,067	464,670
Depreciation and amortization	22,011	20,938	64,034	65,037
Impairment and related charges	4,486	11,036	4,486	28,148
Restructuring expense	3,139	1,264	3,139	3,887
	532,276	494,669	1,609,298	1,517,942
Operating income	164,599	153,354	589,785	560,815
Other income (expense):
Interest expense	(38,137)	(35,392)	(115,607)	(96,609)
Interest income	5,102	3,582	15,453	10,841
Loss on extinguishment of debt	—	(3,004)	—	(3,004)
Miscellaneous, net	28,762	12,420	30,989	42,448
	(4,273)	(22,394)	(69,165)	(46,324)
Income from operations before income taxes	160,326	130,960	520,620	514,491
Income tax expense	(43,666)	(40,124)	(133,092)	(173,399)
Net income including noncontrolling interests	116,660	90,836	387,528	341,092
Net income attributable to noncontrolling interests	(5,403)	(3,834)	(13,220)	(15,276)
Net income attributable to AMC Networks’ stockholders	$111,257	$87,002	$374,308	$325,816

Net income per share attributable to AMC Networks’ stockholders:
Basic	$1.96	$1.37	$6.40	$4.94
Diluted	$1.93	$1.35	$6.31	$4.89

Weighted average common shares:
Basic	56,875	63,683	58,519	65,960
Diluted	57,779	64,447	59,281	66,651

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30, 2018
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$210,417	$(8,450)	$(13,860)	$—	$188,107
International and Other	7,511	(13,561)	(3,074)	(7,625)	(16,749)
Inter-segment eliminations	(6,759)	—	—	—	(6,759)
Total	$211,169	$(22,011)	$(16,934)	$(7,625)	$164,599

	Three Months Ended September 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$199,694	$(8,482)	$(11,598)	$10	$179,624
International and Other	8,203	(12,456)	(2,219)	(12,310)	(18,782)
Inter-segment eliminations	(7,488)	—	—	—	(7,488)
Total	$200,409	$(20,938)	$(13,817)	$(12,300)	$153,354

	Nine Months Ended September 30, 2018
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$715,970	$(25,358)	$(42,647)	$—	$647,965
International and Other	10,761	(38,676)	(9,359)	(7,625)	(44,899)
Inter-segment eliminations	(13,281)	—	—	—	(13,281)
Total	$713,450	$(64,034)	$(52,006)	$(7,625)	$589,785

	Nine Months Ended September 30, 2017
	Adjusted Operating Income	Depreciation and Amortization	Share-Based Compensation Expense	Other (a)	Operating Income (Loss)
National Networks	$699,834	$(25,315)	$(33,717)	$53	$640,855
International and Other	10,283	(39,722)	(7,695)	(32,088)	(69,222)
Inter-segment eliminations	(10,818)	—	—	—	(10,818)
Total	$699,299	$(65,037)	$(41,412)	$(32,035)	$560,815

(a)	Results include restructuring (expenses)/credits as well as impairment and related charges.

AMC NETWORKS INC.
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

Capitalization	September 30, 2018
Cash and cash equivalents	$564,717
Credit facility debt (a)	$750,000
Senior notes (a)	2,400,000
Total debt	$3,150,000

Net debt	$2,585,283

Capital leases	27,071
Net debt and capital leases	$2,612,354

Twelve Months Ended September 30, 2018
Operating Income (GAAP)	$751,329
Share-based compensation expense	64,139
Restructuring expense	5,380
Impairment and related charges	4,486
Depreciation and amortization	93,635
Adjusted Operating Income (Non-GAAP)	$918,969

Leverage ratio (b)	2.8 x

(a)	Represents the aggregate principal amount of the debt.

(b)
Represents net debt and capital leases divided by Adjusted Operating Income for the twelve months ended September 30, 2018. This ratio differs from the calculation contained in the Company's credit facility. No adjustments have been made for consolidated entities that are not 100% owned, such as BBC AMERICA.

Free Cash Flow	Nine Months Ended September 30,
	2018	2017
Net cash provided by operating activities	$471,812	$273,573
Less: capital expenditures	(60,774)	(61,794)
Less: distributions to noncontrolling interests	(9,333)	(16,110)
Free cash flow	$401,705	$195,669

Adjusted Earnings Per Diluted Share
	Three Months Ended September 30, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$160,326	$(43,666)	$(5,403)	$111,257	$1.93
Adjustments:
Amortization of acquisition-related intangible assets	10,005	(1,877)	(1,175)	6,953	0.12
Impairment and related charges	4,486	(852)	—	3,634	0.06
Restructuring expense/(credit)	3,139	(684)	—	2,455	0.04
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$177,956	$(47,079)	$(6,578)	$124,299	$2.15

	Three Months Ended September 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$130,960	$(40,124)	$(3,834)	$87,002	$1.35
Adjustments:
Amortization of acquisition-related intangible assets	10,466	(2,229)	(970)	7,267	0.11
Impairment and related charges	11,036	—	—	11,036	0.17
Restructuring expense/(credit)	1,264	(243)	—	1,021	0.02
Loss on extinguishment of debt	3,004	(1,100)	—	1,904	0.03
Adjusted Results (Non-GAAP)	$156,730	$(43,696)	$(4,804)	$108,230	$1.68

	Nine Months Ended September 30, 2018
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$520,622	$(133,092)	$(13,220)	$374,308	$6.31
Adjustments:
Amortization of acquisition-related intangible assets	29,058	(5,467)	(3,420)	20,171	0.34
Impairment and related charges	4,486	(852)	—	3,634	0.06
Restructuring expense/(credit)	3,139	(684)	—	2,455	0.04
Loss on extinguishment of debt	—	—	—	—	—
Adjusted Results (Non-GAAP)	$557,303	$(140,095)	$(16,640)	$400,568	$6.76

	Nine Months Ended September 30, 2017
	Income from operations before income taxes	Income tax expense	Net income attributable to noncontrolling interests	Net income attributable to AMC Networks' stockholders	Diluted EPS attributable to AMC Networks' stockholders
Reported Results (GAAP)	$514,491	$(173,399)	$(15,276)	$325,816	$4.89
Adjustments:
Amortization of acquisition-related intangible assets	28,534	(5,861)	(2,911)	19,762	0.30
Impairment and related charges	28,148	—	—	28,148	0.42
Restructuring expense/(credit)	3,887	(791)	10	3,106	0.05
Loss on extinguishment of debt	3,004	(1,100)	—	1,904	0.03
Adjusted Results (Non-GAAP)	$578,064	$(181,151)	$(18,177)	$378,736	$5.68